Exhibit 10.13

RESTATED AND AMENDED EXECUTIVE CHAIRMAN SERVICES AGREEMENT

THIS RESTATED AND AMENDED EXECUTIVE CHAIRMAN SERVICES AGREEMENT (this “Agreement”) is entered into by and between Desert Newco, LLC, a Delaware limited liability company (the “Company”), and Robert R. Parsons (the “Chairman”) as of March 4, 2015 (the “Effective Date”).

RECITALS

Whereas, the Company desires to engage Chairman to assist KKR 2006 Fund L.P., Silver Lake Partners III, L.P., TCV VII, L.P., TCV VII (A), L.P. and TCV Member Fund, L.P. and their respective affiliates (collectively, the “Sponsors”) in the ongoing management of its business; and

Whereas, the Chairman desires to be engaged by the Company in his capacity as Executive Chairman on the terms and conditions set forth herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Engagement as Executive Chairman; Member of Board.

a. The Company agrees to engage Chairman, and Chairman accepts such engagement, on the terms and conditions set forth herein, as of the Effective Date, until this Agreement is terminated in accordance with Section 5 (the “Term”).

b. During the Term, Chairman will be held out to the public as the “Executive Chairman” of the Company.

c. During the Term for the period prior to any “IPO” (as such term is defined in Section 5), the Sponsors will appoint Chairman to the Board of Directors of the Company (the “Board”) and will nominate him to serve on the Board annually.

d. Chairman will provide all services to be performed hereunder as an independent contractor. The Company will classify Chairman as an independent contractor for all purposes. Payments due to Chairman hereunder shall not be subject to withholding for taxes, unless required by law.

2. Duties.

a. Executive Chairman. During the Term, Chairman will be entitled, but not required, to (i) provide input to the Company on marketing and business strategy and (ii) maintain and continue to participate on his personal blog.

b. Chairman’s Discretion. The Company will permit the Chairman to serve on the board of directors of any charity and/or any board of any other company of comparable repute with the Company, as a privately held company of the Sponsors, and as otherwise appropriate for a person of the Chairman’s public status and position with the Company to be a member (provided such services do not interfere with the Chairman’s obligations to the Company), be involved in charitable activities and manage his personal and family businesses and investments.

3. Compensation. As compensation for Chairman’s services hereunder, the Company will pay Chairman the following compensation during the Term:

a. The Company will pay to Chairman an annual fee (“Base Fee”) during the Term equal to $1.00 per year. The Base Fee will be payable on the Effective Date and each anniversary thereof occurring during the Term.

b. Chairman will be reimbursed for all normal business expenses incurred by Chairman in an amount not to exceed $500,000 annually. For purposes of this Agreement, all such normal business expenses shall be reimbursed in accordance with applicable Company policy, except that Chairman shall be reimbursed for the cost of airfare for any class of commercial airfare up to and including first class for any travel reasonably required in the performance of Chairman’s duties hereunder.

c. Chairman will be entitled to maintain his current, as of the date of this Agreement, office space and shall be provided with an assistant of Chairman’s choosing to provide administrative and secretarial support to Chairman at the Company’s offices in Scottsdale, Arizona.

4. Company Contributions. The Company shall make at least $1,000,000 per calendar year in charitable contributions. Such charitable contributions shall generally be made by the Company in consultation with the Chairman’s charitable foundation; provided, however, that the Company may, in its sole and absolute discretion, decide not to make any specific contribution otherwise deemed desirable by the Chairman’s charitable foundation, so long as the Company ultimately does make at least $1,000,000 in charitable contributions for such calendar year.

5. Termination of Engagement.

a. Termination upon Notice by Chairman or the Company. This Agreement and the Term will be terminable by the Chairman or the Company at any time with 10 days written notice to the other party (“Termination upon Notice”), and upon any termination of such services and the Term, any accrued but unpaid Base Fee will be appropriately pro-rated for the year of such termination, and paid to the Chairman through the date of such termination.

b. Termination following an IPO, Sale Transaction. Notwithstanding anything to the contrary contained in this Agreement, immediately following the consummation of an IPO or Sale Transaction, this Agreement shall automatically terminate.

c. Termination fee. In the event of a termination of this Agreement in accordance with either a Termination upon Notice pursuant to paragraph 5(a) or an IPO or Sale Transaction pursuant to paragraph 5(b), then upon such termination the Company shall pay (or shall cause its parents, affiliates or subsidiaries to pay), a single lump sum payment of Three Million Dollars (USD $3,000,000.00) by wire transfer in same day funds to the bank account or accounts designated by the Chairman, which payment shall not be refundable under any circumstances.

d. Impact of Termination. For the avoidance of doubt, termination of this Agreement and the Term pursuant to this paragraph 5 shall not impact Chairman’s rights under any other agreement entered into by the Chairman via The Go Daddy Group, Inc. (“Holdings”) or otherwise, including but not limited to the Amended and Restated Limited Liability Company Agreement of Desert Newco, LLC, dated December 16, 2011 (which addresses the right of the Chairman to a position on the Executive Committee or on the Board, as applicable), or any other future agreements between the Company, Holdings, and the Sponsors in connection with an IPO or Sale Transaction.

e. Definitions. For the purposes of this Agreement, the terms “IPO” and “Sale Transaction” each has the meaning as defined in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 16, 2011 (the “LLC Agreement”).

6. Restrictive Covenants. The Parties acknowledge that the Chairman has previously executed a (i) Form of Confidential information and Intellectual Property Agreement; and (ii) Non-Compete and Non-Solicitation Agreement, both of which shall continue in full force and effect subject to the terms contained therein.

7. Arbitration. Any dispute, claim or controversy concerning or arising out of, or in connection with, this Agreement, if not informally resolved between the parties hereto, shall be settled by final and binding arbitration in the State of Arizona by a single arbitrator appointed by the American Arbitration Association. In the event of any such arbitration, each party shall bear its own attorneys’ fees and costs, unless the claim is based on an applicable statute that provides otherwise.

8. Injunctive Relief; Survival.

a. Chairman recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company, the Sponsors and each of their respective affiliates and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Chairman agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy that may be available at law or in equity, the Company, each of the Sponsors and each of their respective affiliates will be entitled to specific performance and injunctive relief.

b. The rights and obligations of the Parties arising under Sections 7 and 8 of this Agreement shall survive, and will not be impaired by, the expiration of this Agreement.

9. Indemnification. The Company will indemnify, defend and hold Chairman harmless on terms no less favorable than those provided to any executive officer or director of the Company. The obligations of the Company under this Section 9 shall survive any termination of this Agreement.

10. Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, Chairman and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Complete Agreement. This Agreement contains the complete agreement and understanding concerning the consulting arrangement between the Parties and shall supersede all other agreements, understandings or commitments between the Parties as to such subject matter.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of Arizona without regard to the principles of conflicts of law of Arizona or any other jurisdiction, and where applicable, the laws of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Dave.

COMPANY:	DESERT NEWCO, LLC

	By:	/s/ Blake Irving
Name: Blake Irving
Title: Chief Executive Officer

CHAIRMAN:	/s/ Robert R. Parsons
ROBERT R. PARSONS